As filed with the Securities and Exchange Commission on October 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARPENTER TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	23-0458500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1735 Market Street, 15th Floor

Philadelphia, Pennsylvania 19103

(Address of principal executive offices, including zip code)

Carpenter Technology Corporation Amended and Restated Stock-Based Incentive

Compensation Plan for Officers and Key Employees

(Full title of the Plan)

James D. Dee, Senior Vice President, General Counsel & Secretary

Carpenter Technology Corporation

1735 Market Street, 15th Floor

Philadelphia, Pennsylvania 19103

610-208-2000

(Name, address and telephone number, including area code, of agent for service)

Copies of all notices, orders and communications to:

Steve Schaffer

Andrew Rodman

Bryan Cave Leighton Paisner LLP

1201 West Peachtree Street, NW

Atlanta, GA 30309

Phone: (404) 572-6830

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 2,000,000 additional shares of Common Stock of the Registrant to be issued under the Carpenter Technology Corporation Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Plan”). The Registrant previously filed a Registration Statement on Form S-8, Commission File No. 333-252581 with the Commission on January 29, 2021, a Registration Statement on Form S-8, Commission File No. 333-236169 with the Commission on January 30, 2020, a Registration Statement on Form S-8, Commission File No. 333-214151 with the Commission on October 18, 2016, a Registration Statement on Form S-8, Commission File No. 333-147059 with the Commission on October 31, 2007, a Registration Statement on Form S-8, Commission File No. 333-57774 with the Commission on March 28, 2001 and a Registration Statement on Form S-8, Commission File No. 033-54045 with the Commission on June 8, 1994 (together with any pre- or post-effective amendments thereto, the “Prior Registration Statements”), in respect of the shares of Common Stock to be offered pursuant to the Plan. In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof (except for the portions of the Registrant’s Current Reports furnished, as opposed to filed, on Form 8-K):

1.	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2022;

2.	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 16, 2022, that are incorporated by reference into the Registrant’s Annual Report on Form 10-K;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022;

4.	The Registrant’s Current Report on Form 8-K filed October 13, 2022; and

5.	The description of the Registrant’s Common Stock as contained in the Registration Statement on Form 8-A, as the same has been and may be amended.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Article 7(a) of the Registrant’s Restated Certificate of Incorporation provides for the elimination of liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). Section 102(b)(7) allows a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7(b) of the Registrant’s Restated Certificate of Incorporation and Article 6 of the Registrant’s By-Laws provide for indemnification of directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL. Section 145 provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation, and had no reasonable cause to believe his/her conduct was unlawful.

Section 145 of the DGCL further provides that a corporation may indemnify officers and directors in actions by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against expenses actually and reasonably incurred.

The Registrant is a party to indemnification agreements with its directors and certain of its officers, which provide indemnification under certain circumstances for acts and omissions. The Registrant also maintains a directors’ and officers’ liability insurance policy insuring its directors and officers.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, dated October 26, 1998 (Exhibit 3(A) to the Registrant’s Annual Report on Form 10-K filed on September 9, 2005 and incorporated herein by reference).

4.2	By-Laws, amended as of August 11, 2015 (Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2015 and incorporated herein by reference).

4.3	Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement for the 2022 Annual Meeting of Stockholders filed on September 16, 2022).

4.4	First Amendment to Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees (incorporated by reference to Exhibit A to the Registrant’s Definitive Additional Materials for the 2022 Annual Meeting of Stockholders filed on September 27, 2022).

5.1	Opinion of Bryan Cave Leighton Paisner LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page hereto).

107.1	Filing fee table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Pennsylvania, on October 27, 2022.

CARPENTER TECHNOLOGY CORPORATION

By: /s/ James D. Dee
James D. Dee
Senior Vice President, General Counsel & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Dee, Tony R. Thene and Timothy Lain, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Tony R. Thene
Tony R. Thene	President and Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2022

/s/ Timothy Lain
Timothy Lain	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 27, 2022

/s/ Elizabeth A. Socci
Elizabeth A. Socci	Vice President - Controller, Chief Accounting Officer (Principal Accounting Officer)	October 27, 2022

/s/ I. Martin Inglis
I. Martin Inglis	Chairman and Director	October 27, 2022

/s/ Viola L. Acoff
Viola L. Acoff	Director	October 27, 2022

/s/ A. John Hart
A. John Hart	Director	October 27, 2022

/s/ Kathy Hopinkah Hannan
Kathy Hopinkah Hannan	Director	October 27, 2022

/s/ Steven E. Karol
Steven E. Karol	Director	October 27, 2022

/s/ Kathleen Ligocki
Kathleen Ligocki	Director	October 27, 2022

/s/ Charles D. McLane, Jr.
Charles D. McLane, Jr.	Director	October 27, 2022

/s/ Stephen M. Ward, Jr.
Stephen M. Ward, Jr.	Director	October 27, 2022

/s/ Ramin Younessi
Ramin Younessi	Director	October 27, 2022